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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): December 19, 2002

                                  SofTech, Inc.
               (Exact Name of Registrant as Specified in Charter)

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
       Massachusetts                                0-10665                04-2453033
 (State or Other Jurisdiction                    (Commission             (IRS Employer
       of Incorporation)                         File Number)         Identification No.)


  2 Highwood Drive, Tewksbury, Massachusetts                                  01876
      (Address of Principal Executive Offices)                             (Zip Code)
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     Registrant's telephone number, including area code: (781) 890-8373


Item 2.           Acquisition or Disposition of Assets.

      On December 19, 2002, the Registrant ("SofTech") issued a press release announcing the closing of SofTech's all cash tender offer ("Offer") for all of the outstanding shares of common stock of Workgroup Technology Corporation, a Delaware corporation ("Workgroup"), at a price of $2.00 per share. The Offer expired at 12:00 midnight, Boston, Massachusetts time, on Wednesday, December 18, 2002. A copy of the press release issued by SofTech on December 19, 2002 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

      Based on final information provided by American Stock Transfer & Trust Company, the depositary for the offer, 1,505,958 shares of Workgroup's common stock were tendered in the offer, which, together with shares beneficially owned by SofTech, represents approximately 88.82% of Workgroup's outstanding common stock (based upon 1,841,121 shares outstanding as of December 19, 2002), and SofTech has irrevocably accepted all validly tendered shares for purchase and payment. Tendering stockholders will promptly be paid $2.00 per share in cash for each validly tendered share. The aggregate consideration to be paid for all shares tendered in the Offer is approximately $3 million, the source of which is funds borrowed from Greenleaf Capital, Inc., SofTech's principal stockholder.

      The Offer was made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 13, 2002, among Workgroup, SofTech and SofTech Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SofTech formed for the purpose of making the Offer ("Purchaser"). The details of the Offer were disclosed in a Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission by SofTech and Purchaser on November 20, 2002, as amended ("Schedule TO").

      Pursuant to the Merger Agreement, Purchaser intends to exercise an option to purchase newly issued shares of Workgroup's common stock such that after such exercise it would own at least 90% of the issued and outstanding shares of Workgroup's common stock (the "Purchase Option"). As a result of its purchase of shares in the Offer and its exercise of the Purchase Option, Purchaser will be merged (the "Merger") with and into Workgroup with Workgroup surviving as a wholly owned subsidiary of SofTech in accordance with Delaware law without the vote of Workgroup stockholders. Following the Merger, all remaining Workgroup stockholders who did not tender their shares in the Offer (other than stockholders who properly exercise their appraisal rights under applicable Delaware law) will be paid the same $2.00 per share in cash paid in the Offer. Upon completion of the Merger, Workgroup will deregister its common stock and will no longer be publicly traded.
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      Pursuant to the Merger Agreement, on account of the fact that Purchaser accepted for purchase at least two-thirds of the outstanding shares of Workgroup's common stock upon the expiration of the initial offering period, as of December 18, 2002, SofTech, Purchaser and the then current executive officer and directors of Workgroup executed the Escrow Agreement in the form attached as Exhibit B to the Merger Agreement, pursuant to which SofTech funded the escrow amount to the escrow agent, and all of such officer and directors resigned their positions, with the exception of Frederick H.
Phillips who remained on the Board of Directors of Workgroup as the independent director. As of December 19, 2002, Mr. Phillips appointed the nominees of the Purchaser, Joseph P. Mullaney, Jean J. Croteau and Victor G. Bovey, to the Board of Directors of Workgroup. Messrs. Mullaney, Croteau and Bovey are officers of SofTech.

      Except as set forth in the Schedule TO or described herein, there is no material relationship between SofTech, Purchaser or any stockholder of Workgroup and Workgroup or any of its affiliates, any director or officer of Workgroup, or any associate of any such director or officer.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements

         The financial statements of Workgroup required by this item will be filed by amendment to this report as soon as practicable, but no later than 60 days after the date hereof.

(b)      Pro Forma Financial Information

         The pro forma financial information required by this item will be filed by amendment to this report as soon as practicable, but no later than 60 days after the date hereof.

(c)      Exhibits

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         99.1    Press Release of SofTech, Inc. dated December 19, 2002.
                 (Incorporated by reference to Exhibit 99.(A)(5)(D) to the Registrant's Schedule TO-T/A, filed on December 19, 2002.)
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SOFTECH, INC.


Date: January 2, 2003                 By: /S/   Joseph P. Mullaney
                                         ---------------------------------------
                                         Name:  Joseph P. Mullaney
                                         Title: President and Chief Operating
                                                Officer
                                                (Principal Financial and
                                                Accounting Officer)
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                                Index to Exhibits

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
    Exhibit
     Number                Description
-----------------          ---------------------------------------------------
      99.1                 Press Release of SofTech, Inc. dated December 19,
                           2002. (Incorporated by reference to Exhibit
                           99.(A)(5)(D) to the Registrant's Schedule TO-T/A, filed on December 19, 2002.)
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